Exhibit 24.2

POWER OF ATTORNEY

The undersigned director of ThermoEnergy Corporation hereby constitutes and appoints Gregory M. Landegger my true and lawful attorney, with full power to sign for me and in my name in my capacity as a director of ThermoEnergy Corporation, Post-Effective Amendment No. 1 to Registration Statement No. 333-185487 on Form S-1, and any and all subsequent amendments to said registration statement, and generally to do all such things in my name and on my behalf in my capacity as a director to enable ThermoEnergy Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming my signature as it may be signed by said attorney to said registration statement and to any and all amendments thereto.

/s/ David L. Keller
David L. Keller

Date: July 1, 2013